Exhibit 16.01




March 18, 2004


UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
450 Fifth Street, N.W.
Washington, DC  20549


Ladies and Gentlemen

We were previously the principal accountants for Essential Innovations Technology Corp. (the "Company") and, under the date of April 23, 2003, we reported on the consolidated balance sheets of the Company as at October 31, 2002 and 2001 and the consolidated statements of operations, cash flows and stockholders' equity and comprehensive loss of the Company for each of the years in the years ended October 31, 2002 and 2001. On January 8, 2004, our appointment as principal accountants was terminated.

We have read the Company's statements included under the heading "Change of Accountant" of Amendment No. 4 to its registration statement on Form SB-2/A, and we agree with such statements except that we are not in a position to agree or disagree with the Company's statement that Peterson Sullivan PLLC was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's consolidated financial statements.

Yours very truly

/s/ KPMG LLP

KPMG LLP